Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Procept, Inc. on Form S-3 (File No. 333-09987 and 333-51245) and Form S-8 (File Nos. 33-76252, 33- 81394, 33-81392, 333-06035, 333-36145, 333-36147 and
333-36149) or our report, which includes an explanatory paragraph related to the restatement of the financial statements for the year ended December 31, 1997, dated June 15, 1998, on our audits of the financial statements of Procept, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K/A filed on June 23, 1998. We also consent to the reference to our firm under the caption "Selected Financial Data".


                                                    /s/ COOPERS & LYBRAND L.L.P.

                                                    COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
June 23, 1998